UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ContraFect Corporation

(Name of Registrant as Specified In Its Charter)

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CONTRAFECT CORPORATION

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2015

March 26, 2015

Dear stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of ContraFect Corporation that will be held on May 4, 2015, at 10:00 AM at the offices of Shearman & Sterling LLP located at 599 Lexington Ave, New York, NY 10022.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation.

We are holding the meeting for the following purposes:

1.	To elect nine members nominated by us to the board of directors to serve until the 2016 Annual Meeting of stockholders or until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015.

3.	To transact any and all other business that may properly come before the meeting or any adjournments thereof.

All stockholders of record of our common stock at the close of business on March 9, 2015, the record date, are entitled to notice of and to vote at this meeting and any adjournments thereof. Whether or not you expect to attend the annual meeting of stockholders in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card, you may still decide to attend the annual meeting of stockholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

The board of directors and management look forward to seeing you at the meeting.

Sincerely yours,

/s/ SOL BARER
Sol Barer, Ph.D. Chairman of the Board

i

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CONTRAFECT CORPORATION

28 WELLS AVENUE, THIRD FLOOR

YONKERS, NEW YORK 1070128

(914) 207-2300

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the board of directors of ContraFect Corporation, a Delaware corporation (“we,” “our,” “us,” or the “Company”), of proxies in the accompanying form to be used at our annual meeting of stockholders to be held at the offices of Shearman & Sterling LLP located at 599 Lexington Ave, New York, NY 10022 on May 4, 2015, at 10:00 AM, and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 1, 2015.

What materials are included?

These materials include:

•	Our Proxy Statement for the Annual Meeting;

•	Proxy card for the Annual Meeting; and

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2014, which includes our audited consolidated financial statements (the “Annual Report”).

What items will be voted upon at the Annual Meeting?

There are two items that will be voted on at the Annual Meeting:

•	election of nine members nominated by us to the board of directors to serve until the 2016 Annual Meeting of stockholders or until their successors are duly elected and qualified;

•	ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

Who can vote at the annual meeting?

Stockholders of record of our common stock, $0.0001 par value per share, at the close of business on March 9, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 20,229,041 shares of common stock outstanding. Each share of common stock entitles the holder to one vote.

What constitutes a quorum for the Annual Meeting?

The presence in person or by proxy of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held as of the Record Date.

Difference between Stockholder of Record and Beneficial Owner

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the notice of the Annual Meeting (the “Notice”) was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Members of the Audit Committee:

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote by marking, signing and dating your proxy card and promptly returning it in the postage-paid envelope we have provided or returning it to AST, 6201 15th Avenue, Brooklyn, N.Y. 11219, no later than April 27, 2015.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. Please carefully consider the information contained in this Proxy Statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote in person at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

What are the voting recommendations of the board of directors?

The board of directors recommends that our stockholders vote:

•	FOR the board of director nominees, as listed under “Proposal 1: Election of Directors,” to serve until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1); and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015 (Proposal 2).

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of Sol Barer, Isaac Blech, Julia P. Gregory, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, David A. Scheinberg, Lawrence Yuan Tian and Cary Sucoff as directors until the annual meeting of stockholders in 2016 or until their respective successors are duly elected and qualified (Proposal 1); and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015 (Proposal 2).

No matter currently is expected to be considered at the Annual Meeting other than the matters set forth in the accompanying Notice. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies in their discretion on such matters. Moreover, if for any reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the board of directors.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker, bank, trustee or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers or other nominees have discretionary voting power with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. Therefore, if you do not provide voting instructions to your broker, your broker may only vote your shares on some, but not all, of the proposals to come before the Annual Meeting. See further below at “What are broker non-votes, and how will they affect the vote on a proposal?”

Can I change or revoke my vote after I have delivered my proxy?

Stockholders of Record. Prior to the Annual Meeting, you may change your vote by submitting a later dated proxy in one of the manners authorized and described in this proxy statement. You may also give a written notice of revocation to our Corporate Secretary, as long as it is delivered to our Corporate Secretary at our headquarters, at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, prior to the beginning of the Annual Meeting, or given to our Corporate Secretary at the Annual Meeting prior to the time your proxy is voted at the Annual Meeting. You also may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot. However, the mere presence of a stockholder at the Annual Meeting will not revoke a proxy previously given unless you follow one of the revocation procedures referenced above.

Beneficial Owners. If you hold your shares through a broker, bank, trustee or other nominee, please follow the instructions provided by your broker or other nominee as to how you may change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Annual Meeting.

How can I communicate with the board of directors?

If you wish to communicate with the board of directors, you may send your communication in writing to: General Counsel and Corporate Secretary, ContraFect Corporation, 28 Wells Avenue, Third Floor, Yonkers, New York 10701, who will forward all material communications from stockholders to the appropriate director or directors or committee of the board of directors based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

What is the voting requirement to approve each of the proposals?

Directors are elected by a plurality vote. The nine nominees for director who receive the most votes cast in their favor will be elected to serve as directors. Other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals.

How are abstentions treated?

Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes.

What are broker non-votes, and how will they affect the vote on a proposal?

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining whether a proposal has received the requisite vote. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on routine matters but is prohibited from voting on other, non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the board of directors. The inspector of elections will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting, and that Form 8-K will be available via the SEC Filings section of our website. We also expect to announce preliminary results at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the board of directors will be borne by the Company. In addition to the solicitation of proxies by use of the mail, the Company may use the services of certain of its officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Is there other business scheduled to be presented for consideration at the Annual Meeting?

Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the Notice of Annual Meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the Record Date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting. As of the date of this proxy statement, the Company has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Notice of Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

The enclosed proxy gives each of Dr. Sol Barer, Chairman of the Board, and Ms. Julia P. Gregory, Chief Executive Officer, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed form of proxy is properly authorized by you.

Stockholder Proposals for 2016 Annual Meeting

To be eligible for inclusion in the Company’s proxy statement for the 2016 annual meeting of stockholders, stockholders submitting a proposal must have continuously held at least $2,000 in market value or 1% of the company’s common stock for at least one year prior to the date the proposal is submitted and the proposing stockholder must continue to hold the common stock through the date of the 2016 annual meeting. The Company may require the proposing stockholder to provide a written statement indicating that they intend to continue to hold the common stock through the date of the 2016 annual meeting. Stockholder proposals for the 2016 annual meeting must be received at the Company’s principal executive offices no later than 120 days before the anniversary of the date that this Proxy Statement was released to stockholders. Stockholder proposals should be addressed to: Attn: Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 4, 2015

Copies of this Proxy Statement and the Company’s 2014 Annual Report to stockholders are also available online at http://www.astproxyportal.com/ast/19556

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors and is authorized to have up to 11 members, who shall be determined by resolution of the board of directors or by the stockholders at the annual meeting or at any special meeting of the stockholders. The Nominating and Corporate Governance Committee of the board of directors has recommended, and the board of directors (including a majority of the independent directors on the board) has designated, Sol Barer, Isaac Blech, Julia P. Gregory, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, David A. Scheinberg, Lawrence Yuan Tian and Cary Sucoff to be elected at the annual meeting.

The board of directors has determined that each of Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz, Dr. Scheinberg, and Mr. Sucoff shall be considered “independent” as defined by the applicable listing standards of the Nasdaq Stock Market (“NASDAQ”) and SEC rules. The board of directors has determined that Ms. Gregory and Dr. Tian shall not be considered “independent” as defined by the applicable listing standards of NASDAQ and the SEC. If elected at the annual meeting, each director will hold office until the annual meeting of the stockholders in 2016 or until their successors are duly elected and qualified unless they resign or are removed.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the board of directors, taking into account any recommendation by the Nominating and Corporate Governance Committee, to fill the vacancy.

Director Nominations

The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Except where the Company is legally required by contract, by-law or otherwise to provide third parties with the right to nominate directors, the Nominating and Corporate

Governance Committee is responsible for the identification of individuals qualified to become directors and the recommendation of nominees for election to the board of directors. In making such recommendations, the Nominating and Corporate Governance Committee considers candidates proposed by stockholders of the Company, and reviews and evaluates information available to it regarding such candidates according to the same criteria and processes as it does in considering other candidates.

The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the board of directors in fulfilling its responsibilities. The value of diversity is taken into consideration by the Nominating and Corporate Governance Committee when considering director nominees. In furtherance of such objective, the Nominating and Corporate Governance Committee has a number of criteria in the evaluation of director nominees. Director nominees should have a reputation for integrity, honesty and adherence to high ethical standards. The Nominating and Corporate Governance Committee believes that director nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. Additionally, director nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the board of directors and its committees. Furthermore, director nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders. Director nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director. The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy.

Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. Stockholder nominations must be addressed to: Attn: Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

Director Biographical Information

Biographical information concerning each of the directors and nominees for director as of the date of this Proxy Statement is set forth below:

Name	Age	Position
Sol Barer, Ph.D.	67	Chairman of the board of directors nominee
Isaac Blech	65	Director nominee
Julia P. Gregory, M.B.A	62	Director nominee and Chief Executive Officer
David N. Low, Jr.	56	Director nominee
Michael J. Otto, Ph.D.	66	Director nominee
Roger Pomerantz, M.D.	58	Director, Vice Chairman nominee
David A. Scheinberg, M.D.,Ph.D.	56	Director nominee
Cary W. Sucoff, J.D.	63	Director nominee
Lawrence Yuan Tian, Ph.D.	58	Director nominee

Sol Barer, Ph.D. Dr. Barer has served as a member of our board of directors since April 2011 and Chairman of our board of directors since March 2012. Dr. Barer is the Managing Director of SJ Barer Consulting, LLC. He

served as Chairman of Celgene Corporation (“Celgene”) from January 2011 to June 2011 and as Executive Chairman from June 2010 to January 2011. Prior to that time, he served as Chief Executive Officer of Celgene from January 2006 to June 2010, as Chairman from January 2007 to June 2010, as President in 1993 and Chief Operating Officer and director in 1994. He previously served as Senior Vice President, Science and Technology, and Vice President/General Manager, Chiral Products, from 1991 to 1994, and Vice President, Technology, from 1987 to 1991. Dr. Barer serves on the boards of directors of Aegerion Pharmaceuticals, Inc., Amicus Therapeutics, Cerecor Inc. (Chair), Edge Therapeutics, Inc., InspireMD Inc. (Chair), Centrexion (Chair), Restor Genex (Chair), Medgenics Inc. (Chair) and Teva Pharmaceuticals, Industries Ltd. He has previously served as Commissioner of the New Jersey Commission on Science and Technology and as Chairman of the University of Medicine and Dentistry of New Jersey Governor’s Advisory Committee. Dr. Barer received a Ph.D. in organic chemistry from Rutgers University. We believe that Dr. Barer’s significant scientific, executive and board leadership experience in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Julia P. Gregory. Ms. Gregory has been our Chief Executive Officer since November 2013 and a director since April 2014, previously serving as Executive Vice President and Chief Financial Officer since July 2012. Prior to joining ContraFect, Ms. Gregory was President and Chief Executive Officer of Five Prime Therapeutics, Inc. (“Five Prime”), a clinical-stage, biotechnology company discovering and developing innovative protein and antibody therapeutics in the fields of oncology and immunology. Prior to Five Prime, Ms. Gregory was Executive Vice President, Corporate Development and Chief Financial Officer of Lexicon Pharmaceuticals, Inc. (“Lexicon”). While at Five Prime and Lexicon, she led transactions for several strategic partnerships including those with GlaxoSmithKline, Human Genome Sciences, Genentech, Inc., The Bristol-Myers Squibb Company and Takeda Pharmaceutical Company Limited. She was the Chief Financial Officer of Lexicon during its $220 million initial public offering and was involved in the creation of Lexicon’s $500 million private equity investment plan with Invus, LLP. Prior to joining Lexicon, Ms. Gregory served as the head of investment banking for Punk, Ziegel & Company, a specialty technology and healthcare investment banking firm, and was an investment banker with Dillon, Read & Co., Inc. She recently served as a director on the board of Clinipace, Inc. on behalf of and as Special Advisor to Morgan Stanley Expansion Capital and on the board of The Global TB Alliance for Drug Development, primarily funded by the Bill & Melinda Gates Foundation. Ms. Gregory received her B.A. from George Washington University’s Elliott School of International Affairs, where she was elected to Phi Beta Kappa, and her M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Ms. Gregory’s significant financial, executive leadership and board experience qualify her to serve as a member of our board of directors.

Isaac Blech. Mr. Blech has served as a member of our board of directors since 2011. Mr. Blech is a renowned biotechnology entrepreneur and investor, who, during the past 30+ years, has founded and served on the boards of a number of companies which have produced major advances in a broad array of diseases, including the diagnosis of chlamydia, herpes, syphilis and HIV, and the treatment of cystic fibrosis, sexual dysfunction, multiple myeloma and brain cancer. The companies he founded include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation and Genetics Systems Corporation. Mr. Blech is a major stockholder and Vice Chairman of Cerecor, Inc., and major stockholder and Vice Chairman of Edge Therapeutics. He is also a major stockholder and Vice Chairman of The SpendSmart Payments Company as well as a major stockholder and Vice Chairman of Root 9B Technologies, Inc. (formerly Premier Alliance Group). Mr. Blech is Vice Chairman of RestorGenex, Vice Chairman of Centrexion Corporation and a director of Medgenics, Inc. Mr. Blech earned a B.A. degree from Baruch College in 1975. We believe that Mr. Blech’s broad experience as a founder, director and major investor in numerous biotechnology companies qualifies him to serve as a member of our board of directors.

David N. Low, Jr. Mr. Low has served as a member of our board of directors since April 2014. Mr. Low has worked as an investment banker since 1987, with broad investment and advisory experience in the life sciences, biotechnology and medical technology sectors. Since 2002, Mr. Low has served as a Senior Advisor at Lazard and as a member of Lazard’s Life Sciences Group as a Managing Director. Mr. Low has advised on major mergers and acquisitions transactions in the life sciences, biotechnology and medical technology sectors, and has worked with private and public companies to raise capital, including emerging growth companies. Prior to joining Lazard, Mr. Low was a Managing Director at JP Morgan and a Senior Vice President at Lehman Brothers. Mr. Low serves on the board of directors of the WeTeachScience Foundation (Chair), the Philharmonia Baroque Orchestra, and the French American International School. Mr. Low holds an A.B. from Harvard College, where he graduated cum laude, an M.A. from the Johns Hopkins University School of Advanced International Studies and an M.B.A. from Yale University. We believe that Mr. Low’s significant investment and financial advisory experience qualifies him to serve as a member of our board of directors.

Michael J. Otto, Ph.D. Dr. Otto has served as a member of our board of directors since May 2014. Previously, Dr. Otto served as Chief Scientific Officer of Pharmasset, Inc. from October 1999 until February 2012, when the company was acquired by Gilead Sciences. While at Pharmasset, Dr. Otto led the research team responsible for the discovery of sofosbuvir, a drug used for the treatment of HCV infections. Earlier in his career, Dr. Otto served as Associate Director of Anti-Infectives Clinical Research at Rhône-Poulenc Rorer, Vice President for Research and Development at Avid Therapeutics, Inc., Research Manager at DuPont Pharmaceuticals and DuPont Merck Pharmaceuticals and as Group Leader in the Virology Department at Sterling Drug. Prior to joining Sterling Drug, Dr. Otto was Research Assistant Professor at the Yale University School of Medicine, Department of Pharmacology. Dr. Otto also served as the U.S. editor for Antiviral Chemistry & Chemotherapy, a peer-reviewed academic journal, from 1989 until 2012. Dr. Otto holds a B.S. from Loyola University of Chicago and a Ph.D. in medical microbiology from the Medical College of Wisconsin. He is the author or coauthor of over 100 research papers and book chapters, and named inventor on several patents and patent applications. We believe that Dr. Otto’s substantial scientific and executive leadership experience in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Roger J. Pomerantz, M.D., F.A.C.P. Dr. Pomerantz has served as a member of our board of directors since April 2014 and as Vice Chairman of our board of directors since May 2014. Dr. Pomerantz is the President and CEO of Seres Health Inc. Previously, Dr. Pomerantz was Worldwide Head of Licensing & Acquisitions, Senior Vice President at Merck & Co., Inc. where he oversaw all licensing and acquisitions at Merck Research Laboratories. Previously, he served as Senior Vice President and Global Franchise Head of Infectious Diseases at Merck. Prior to joining Merck, Dr. Pomerantz was Global Head of Infectious Diseases for Johnson & Johnson Pharmaceuticals. He joined Johnson & Johnson in 2005 as President of Tibotec Pharmaceuticals, Inc. Dr. Pomerantz currently serves as the Chairman of the board of directors for Seres Health Inc. and as a board director of Rubius Therapeutics, Inc. Dr. Pomerantz received his B.A. in biochemistry at the Johns Hopkins University and his M.D. at the Johns Hopkins School of Medicine. He received post-graduate training at the Massachusetts General Hospital, Harvard Medical School and M.I.T. Dr. Pomerantz is Board Certified in both Internal Medicine and Infectious Diseases. He was Professor of Medicine, Biochemistry and Molecular Pharmacology, Chief of Infectious Diseases, and the Founding Director and Chair of the Institute for Human Virology and Biodefense at the Thomas Jefferson University and Medical School. He has developed eight drugs approved world-wide in important diseases, including HIV, HCV, and tuberculosis. We believe that Dr. Pomerantz’s significant scientific, executive and board leadership experience in drug development and in the pharmaceutical industry qualifies him to serve as the Vice Chairman of our board of directors.

David A. Scheinberg, M.D., Ph.D. Dr. Scheinberg has served as a member of our board of directors since 2010. Since 2002, Dr. Scheinberg has served as Vincent Astor Chair and Chairman of the Molecular Pharmacology and Chemistry Program at the Sloan-Kettering Institute. In 2002, he also founded and serves as the Chair of the Experimental Therapeutics Center at the Memorial Sloan-Kettering Cancer Center. Dr. Scheinberg has been a Professor of Medicine (since 2002) and Pharmacology (since 1999) at the Weill-Cornell University Medical College and has served as Co-chair of the Pharmacology graduate program since 2001. He has served as a Professor at the Gerstner-Sloan Kettering Graduate School at the Memorial Sloan-Kettering Cancer Center since 2005. From 1992 until 2003, he was Chief of the Leukemia Service at Memorial Hospital. He founded, and is a Director of, the Therapeutics Discovery Institute, a non-profit drug development corporation, which is a subsidiary of Rockefeller, Weill Cornell Medical College and Memorial Sloan-Kettering. He has been elected into the American Society of Clinical Investigation, the American Association of Physicians

and the Interurban Club. His other awards include the Doris Duke Distinguished Clinical Science Professorship, the Lucille P. Markey Scholarship, Leukemia and Lymphoma Society Translational Investigator Awards, and CapCure Awards. He Co-chairs the Medical Board of the Laurie Strauss Leukemia Foundation. Dr. Scheinberg has been a director of Progenics Pharmaceuticals, a public biotechnology company, from 1996 to the present. He was a founder and Chairman of the board of directors of Active Biotherapeutics, Inc., a private company that was acquired by Progenics Pharmaceuticals, and is currently a member of the Scientific Advisory Boards of Pfizer CTI, Oncopep and Encyse Pharma. Dr. Scheinberg received his A.B., cum laude, distinction in all subjects, from the College of Arts & Sciences, Cornell University, in 1977. He earned his M.D. from Johns Hopkins University in 1983, and his Ph.D. from Johns Hopkins University School of Medicine, Department of Pharmacology and Experimental Therapeutics, in 1983. We believe that Dr. Scheinberg’s significant scientific, executive and board leadership experience in drug and biologic therapy development and in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Lawrence Yuan Tian. Dr. Tian is the Chairman and Chief Executive Officer of CIFCO International Group since 2007. From 1992 to 2007, he was Chairman of the China International Futures Company, Ltd. Dr. Tian served as the Director of Foreign Economic Collaboration at the Ministry of National Production Materials in China from 1991 to 1992. From 1983 to 1991, Dr. Tian worked as a senior economic expert at the Development Research Center of the State Council in China. Since 2010, Dr. Tian has been Chairman of the US-China Business Leaders Roundtable. In 2001, Dr. Tian founded and was elected Chairman of the China Entrepreneurs Forum. Dr. Tian has published numerous articles on economic policies, market reform and business development. Dr. Tian received his B.A., M.A. and Ph.D. in Economics from Wuhan University. We believe that Dr. Tian’s significant international business experience and financial expertise qualifies him to serve as a member of our board of directors.

Cary W. Sucoff. Mr. Sucoff has served as a member of our board of directors since 2010. Mr. Sucoff has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Mr. Sucoff currently owns and operates Equity Source Partners, LLC, an advisory and consulting firm. Prior to December 2011, Equity Source Partners, LLC operated as a boutique investment bank. During that time, Mr. Sucoff provided investment banking and consulting services to public and private companies and institutional investors. Mr. Sucoff has played a role in financings for biotechnology companies such as Amgen Inc., Janssen Biotech, Inc. (formerly Centocor Biotech, Inc.), Genzyme Corporation, Genentech, Inc., ICOS Corporation (acquired by Eli Lilly and Company), PathoGenesis Corporation (acquired by Chiron Corp.), Vaxgen Inc. and BioTime, Inc. Mr. Sucoff currently serves on the boards of directors of Root 9B Technologies (formerly Premier Alliance Group, Inc.) and The SpendSmart Payments Corp. He recently served as a director of Cerecor, Inc. and American Roadside Burgers, Inc. In addition, Mr. Sucoff serves as a consultant to Multi Media Platforms, Inc., and RestorGenex. Mr. Sucoff is the President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978. We believe that Mr. Sucoff’s broad financial and legal experience qualifies him to serve as a member of our board of directors.

Director Independence

Except as may otherwise be permitted by the applicable listing standards of NASDAQ and the SEC rules, a majority of the members of the board of directors shall be independent directors. The board of directors has determined that Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz, Dr. Scheinberg and Mr. Sucoff qualify as independent directors. The board of directors has also determined that each director who currently serves, and if elected, will continue to serve, on the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee is “independent,” as that term is used by the applicable listing standards of NASDAQ and the SEC rules. The board of directors has determined that Ms. Gregory and Dr. Tian shall not be considered “independent” as defined by the applicable listing standards of NASDAQ and the SEC because she is the Company’s Chief Executive Officer.

Risk Oversight

Both the full board of directors and its committees oversee the various risks faced by the Company. Management is responsible for the day-to-day management of the Company’s risks and provides periodic reports to the board of directors and its committees relating to those risks and risk-mitigation efforts. Board of directors’ oversight of risk is conducted primarily through the standing committees of the board of directors, the members of which are all independent directors, with the Audit Committee taking a lead role on oversight of financial risks and in interfacing with management on significant risks or exposures and assessing the steps management has taken to minimize such risks. The Audit Committee also is charged with, among other tasks, oversight of management on the Company’s guidelines and policies to govern the process by which the Company’s exposure to risk is handled. Members of the Company’s management, including our Chief Accounting Officer, periodically report to the Audit Committee regarding risks overseen by the Audit Committee, including quarterly with respect to the Company’s internal controls over financial reporting.

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Directors are responsible for attending board of directors meetings, meetings of committees on which they serve and the annual meetings of the stockholders, and devoting the time needed, and meeting as frequently as necessary, to discharge their responsibilities properly. During the fiscal year ended December 31, 2014, our board of directors held thirteen (13) meetings. All directors attended at least 75% of the board of directors meetings and committee meetings that were held during that period during which he or she was a director of the Company and in which he or she was a member of such committees, except for Mr. Shengda Zan.

Committees of the Board of Directors

Our board of directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate pursuant to written charters that are available on the Corporate Governance page of our website at http://investors.contrafect.com. The current membership of each committee is listed below.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Science and Technology Committee
Mr. Low(C)(FE)*	Dr. Scheinberg(C)*	Mr. Blech(C)*	Dr. Pomerantz(C)*
Dr. Pomerantz*	Dr. Barer*	Dr. Barer*	Dr. Otto*
Mr. Sucoff*(1)	Mr. Blech*		Dr. Scheinberg*
Dr. Barer*

(C)	Chair of the committee.
(FE)	Qualifies as a financial expert.
*	Independent director under the applicable listing standards of NASDAQ and the SEC rules.
(1)	Effective as of March 17, 2015, Isaac Blech resigned from the Audit Committee and was replaced by Cary Sucoff. Mr. Blech continues to serve on the Board of Directors, the Compensation Committee and the Nominating and Corporate Goverance Committee.

Audit Committee

Our board of directors has determined that Mr. Low qualifies as an Audit Committee financial expert within the meaning of SEC regulations and the applicable NASDAQ listing standards based on his formal education and nature and scope of his previous experience. Our board of directors has determined that all current Audit Committee members meet the heightened independence criteria of rule 10A-3 of the Securities Exchange Act of 1934 applicable to Audit Committee members. Our Audit Committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and overseeing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing procedures for the receipt and treatment of complaints regarding accounting or auditing matters;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Our Audit Committee had five (5) meetings in 2014. During 2014, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. The Audit Committee discussed with the independent auditors the overall scope and plans for its audit.

The Audit Committee reviewed and discussed our financial statements for the fiscal year ended December 31, 2014 with our management and our independent auditors. The meeting included a discussion of the quality and not just the acceptability of the accounting principles applied, but the reasonableness of the significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

Compensation Committee

All of the members of the Compensation Committee are independent directors, including after giving consideration to the factors specified in the NASDAQ listing rules for compensation committee independence. The Compensation Committee held seven (7) meetings in 2014. Our Compensation Committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	reviewing and making recommendations to our board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation; and

•	reviewing and discussing with management our “Executive Compensation”.

Subject to the terms of our compensation plans, the Compensation Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation Committee consults with our management and may engage an independent compensation consultant from time to time. Our Chief Executive Officer annually reviews the performance of each of the other executive officers relative to individual and corporate annual performance goals established for the year. She then presents her compensation recommendations based on these reviews to the Compensation Committee. To the extent permitted by and consistent with applicable law and the provisions of a given equity-based plan, the Compensation Committee may delegate to one or more subcommittees or executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company.

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the peer group and among the broader market.

Beginning in 2014, and as it related to the process for developing executive and director compensation for 2014 and 2015, the Compensation Committee engaged Radford Surveys (“Radford”), a division of Aon Corporation, as its compensation consultant. Radford was engaged by, and reported directly to, the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant. The Compensation Committee is not aware of any conflict of interest on the part of Radford or any factor that would otherwise impair the independence of Radford relating to the services it performed for the Compensation Committee. Radford has not been engaged by the Company previously and does not perform any services for the Company.

In its advisory role, Radford assisted the Compensation Committee in the design and implementation of our executive and director compensation programs. This included advising the Compensation Committee with respect to the competitiveness of our executive and director compensation program in comparison to industry practices, and the identification of any trends in executive and director compensation in our peer group. The Compensation Committee considered the market comparison data and peer group data in making compensation decisions. Radford also assisted the Compensation Committee in selecting the key elements to include in its compensation program and the establishment of performance targets.

Nominating and Corporate Governance Committee

All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the applicable SEC rules and regulations and the NASDAQ listing rules. The Nominating and Corporate Governance Committee met informally in 2014 prior to the Company becoming a public company. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning; reviewing the compositions of committees and their respective charters;

•	developing and recommending modifications to corporate governance guidelines to the board; reviewing Board structure; and

•	overseeing periodic evaluations of the board.

Science and Technology Committee

The members of our Science and Technology Committee are Drs. Barer, Otto, Scheinberg and Pomerantz. Dr. Pomerantz is the Chairman of the Science and Technology Committee. The Science and Technology Committee meets periodically to discuss scientific and technological developments that may affect our business. The Science and Technology Committee held three (3) meetings in 2014.

Required Vote

Stockholders are being asked to elect nine directors, each to serve for an additional one-year term. The current directors’ term of office expires at the Annual Meeting. The board of directors has nominated the following nine persons, each an incumbent director, for election at the Annual Meeting:

•	Sol Barer, Ph.D.

•	Isaac Blech

•	Julia P. Gregory, M.B.A

•	David N. Low, Jr., M.B.A.

•	Michael J. Otto, Ph.D.

•	Roger Pomerantz, M.D., F.A.C.P.

•	David A. Scheinberg, M.D., Ph.D.

•	Cary W. Sucoff, J.D.

•	Lawrence Yuan Tian, Ph.D.

The nine nominees for the board of directors receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting in person or by proxy will be elected as directors. Each director elected at the Annual Meeting will serve until the 2016 annual meeting or special meeting in lieu thereof or until that director’s successor is elected and qualified.

The board of directors unanimously recommends a vote “FOR” the election of the director nominees.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. In early 2013, the Company released EisnerAmper LLP as its principal accountant in preparation for the initial public offering. The release of EisnerAmper LLP was recommended by the Audit Committee and subsequently approved by the board of directors. EisnerAmper LLP’s report on the Company’s financial statements for the fiscal year ended December 31, 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of our financial statements for the year ended December 31, 2011 and through our change of auditors, there were no disagreements with EisnerAmper LLP on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which if not resolved to EisnerAmper LLP’s satisfaction would have caused EisnerAmper LLP to make reference to the matter in their report. In connection with our audited financial statements for the year ended December 31, 2011 through our change of auditors, there have been no reportable events with us as set forth in Item 304(a)(1)(v) of Regulation S-K. We requested that EisnerAmper LLP furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of the letter, dated April 17, 2014, is filed as an exhibit to the registration statement on Form S-1 filed on July 25, 2014.

Ernst & Young LLP has audited our financial statements since April 16, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the appointment of Ernst & Young LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents aggregate fees billed for professional audit services rendered by Ernst & Young LLP for the audits of our financial statements during the year ended December 31, 2014, and the aggregate fees billed for professional audit services rendered by Ernst & Young LLP and EisnerAmper LLP (for the interim period January 1, 2013 through April 16, 2013, whereupon Ernst & Young LLP was appointed as our independent registered public accounting firm) for the audits of our financial statements during the year ended December 31, 2013.

	Fiscal year ended December 31, 2014	Fiscal year ended December 31, 2013
Audit Fees(1)	$150,000	$35,000
Audit-Related Fees(2)	361,000	175,000
Tax Fees(3)	—	5,000
All Other Fees(4)	22,000	5,000

Total	$533,000	$320,000

(1)	Audit fees consisted of fees paid for our annual audits, review of our quarterly reports on Form 10-Q and consents related to our filings with the SEC.
(2)	Audit-related fees consisted of fees paid for our initial public offering and S-8 registration.
(3)	Tax fees related to compliance with Federal, State, local and foreign tax regulations as well as tax return preparation services. Tax fees related to assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities, including consultations on technical tax matters, were $0.
(4)	All other fees related to services with respect our employee incentive plans.

Preapproval Policies and Procedures

It is our policy that the Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may form and delegate authority to one or more subcommittees, as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member), any preapproval decisions relating to audit, review, attest or non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2014, the Audit Committee pre-approved all non-audit services in accordance with this policy.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select different independent auditors for the Company.

The board of directors recommends a vote “FOR” ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm.

EXECUTIVE OFFICER BIOGRAPHIES

Michael Wittekind, Ph.D. Dr. Wittekind has served as our Senior Vice President and Chief Scientific Officer since August 2012. Prior to joining ContraFect, Dr. Wittekind served as the Executive Director of Research for Amgen Inc. (“Amgen”), where he directed the Protein Science Department at the Amgen-Seattle site. While at Amgen, he was involved in the discovery efforts for multiple protein therapeutics currently undergoing clinical trials, including antibodies, antibody-drug conjugates, and protein fusions. Previously, Dr. Wittekind was the Director of Process Development for Phylos Inc., where he played a key role in the development of alternate scaffold therapeutic discovery, design, and production. Dr. Wittekind has also served as the Associate Director of the Gene Expression and Protein Biochemistry Department of the Bristol-Myers Squibb Pharmaceutical Research Institute, directing groups in both the Lawrenceville and Hopewell, New Jersey sites leading structural biology research as well as protein and small molecule therapeutic efforts.

Dr. Wittekind received his Ph.D. from the University of Wisconsin-Madison in Biochemistry and pursued his postdoctoral studies at the University of Washington. Dr. Wittekind’s research interests have encompassed genetics, molecular biology, structural biology, and engineering of novel antibodies and proteins, resulting in over 40 publications and patents.

Barry Kappel, Ph.D. Dr. Kappel joined ContraFect in 2009 as our second employee and the Head of Business Development. He currently serves as our Senior Vice President, Business Development. Since joining ContraFect, Dr. Kappel has been involved in all aspects of the Company, including licensing of the Company’s key technologies, participation in the financings of the Company, and establishing scientific collaborations with academic and corporate partners.

Dr. Kappel previously was a Senior Consultant at Easton Associates, LLC, a life science consulting firm. In this capacity, he performed a wide range of activities, including the assessment of pre-clinical and clinical compounds for pharmaceutical and biotechnology companies. Dr. Kappel received his BA in chemistry from Emory University. He subsequently obtained his Ph.D. in immunology and pharmacology from the Weill Graduate School of Medical Sciences and the Memorial Sloan-Kettering Cancer Center. Dr. Kappel holds an M.B.A. from the S.C. Johnson Graduate School of Management at Cornell University.

Daniel Couto. Mr. Couto currently serves as our Senior Vice President, Product Development. He has over 20 years of experience in Operations Management. Prior to joining ContraFect in 2011, he served as Vice President of Commercial Manufacturing Operations for Merck Sharp & Dohme Biologics UK Ltd. for three years. Previously, he was Director of Manufacturing for Nuvelo Inc. for three years, where he was responsible for seven worldwide contract manufacturing sites. Mr. Couto also served in similar director positions at Genzyme Transgenics Corp., Advanced Biosystems Corp., ImmuCell Corp. and Sepracor Corp. Mr. Couto holds patents for several novel separation technologies such as Bulk Protein Crystallization, HPTFF, and SMB. Mr. Couto received his B.S. Degree in Chemical Engineering from Rensselaer Polytechnic Institute.

Michael Messinger, CPA. Mr. Messinger currently serves as our Vice President, Finance. He has more than 15 years of experience in finance, accounting and forecasting for clinical development. Prior to joining ContraFect, he served as Controller of Coelacanth Corporation and Lexicon Pharmaceuticals, Inc. for five years after which he served as Director of Finance for Lexicon for eight years. From June 2007 until he joined ContraFect in November 2012, Mr. Messinger was responsible for the financial management of Lexicon’s partnership with Symphony Capital, LLC, in addition to coordinating fiscal and program management concerning Lexicon’s development programs. Mr. Messinger received his B.B.A degree in accounting from the University of Michigan. He started his career as an auditor at Ernst & Young LLP.

Natalie Bogdanos, J.D. Ms. Bogdanos currently serves as our General Counsel and Corporate Secretary. She has over 15 years of experience in the legal field. Prior to joining ContraFect, Ms. Bogdanos served as Associate General Counsel at Memorial Sloan-Kettering Cancer Center (“MSKCC”) where she held a joint appointment with the Office of the General Counsel and the Office of Technology Development (“OTD”). At MSKCC, she provided legal counsel and guidance to various departments throughout the institution while having sole responsibility for the legal oversight of the OTD. She led the contracts group, managed the institution’s patent portfolio, provided regulatory guidance and compliance, and advised on litigation strategy. Prior to MSKCC, she was General Counsel at Enzo Biochem, Inc. (“Enzo”), a publicly-traded biotechnology company, from 2003 to 2012. At Enzo, she was responsible for leading the legal department, handling contracts and complex business development agreements, ensuring SEC and regulatory compliance, overseeing litigation and managing Enzo’s portfolio of 500+ patents and patent applications. Previously, Ms. Bogdanos was an associate at Amster, Rothstein & Ebenstein from 1999 to 2003 where her practice focused on patent litigation and patent prosecution. Ms. Bogdanos has also served as a legal consultant to pharmaceutical companies and is presently a faculty member at the Practising Law Institute. Prior to attending law school, she was a research technician at the Public Health Research Institute where her work focused on Staphylococcus aureus.

Ms. Bogdanos is an attorney licensed to practice before the United States Patent and Trademark Office. She is admitted to practice law in New York, the United States District Court, Southern and Eastern District of New York and the United States Court of Appeals for the Federal Circuit. Ms. Bogdanos received her Juris Doctor from New York Law School and her Bachelor of Arts in Biology, with honors, from Queens College of the City University of New York.

Nancy Dong. Ms. Dong currently serves as Vice President and Controller of the Company. She has more than 20 years of experience in accounting, strategic planning, budgeting and forecasting, organizational development, financial systems and controls. She served as controller at XL Marketing and Alley Corp prior to her role as Vice President of Finance and Administration at DCM, a tele-services firm supporting the performing arts. Ms. Dong also held the positions of COO/CFO at Semaphore, a project management software development firm.

Ms. Dong received her B.A. degree from Yale University and a MPPM degree from The Wharton School at the University of Pennsylvania. She started her career as a management consultant at Ernst & Young LLP.

David Huang, M.D., Ph.D., J.D. Dr. Huang served as our Senior Vice President and Chief Medical Officer from September 2011 until October 15, 2014. Prior to joining ContraFect, Dr. Huang served as the Global Medical Director of Medical Affairs for Pfizer Inc., where he played a key role in the development efforts for Zyvox for Gram-positive infections. Previously, he was the Associate Director of Clinical Development for Boehringer Ingelheim GmbH, where he played a key role in the development of Aptivus and Viramune XR for HIV infections and other compounds for HCV infections. Dr. Huang previously served as an Assistant Professor at Baylor College of Medicine, and currently serves as an Adjunct Clinical Professor at the Rutgers University New Jersey Medical School, and is an attending physician at the Veterans Affairs Medical Center in Manhattan.

Dr. Huang received his M.D. and Ph.D. from the University of Texas at Houston Medical School. He is board certified in internal medicine and infectious diseases and is a fellow of the American College of Physicians and a fellow of the Infectious Diseases Society of America. He completed his internal medicine residency at the University of Texas at Southwestern and his infectious diseases fellowship at Baylor College of Medicine. Dr. Huang received his J.D. from Pace Law School and is a member of the New York Bar Association. Dr. Huang’s research interest has focused on the epidemiology, pathogenesis and treatment of viruses and bacteria, including multi-drug resistant pathogens, and has resulted in over 100 peer-reviewed publications.

EXECUTIVE COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

Our executive compensation program, consists of a three-part compensation strategy that includes base salary, annual discretionary cash bonuses and long-term equity incentive compensation, is designed to (i) pay for performance to encourage both Company and individual achievement; (ii) encourage efficient use of stockholder resources; and (iii) provide market competitive compensation to attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

The Company does not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives. Under the Company’s compensation practices, cash compensation consists of an annual base salary and discretionary bonuses and equity-based compensation is primarily stock options. In 2014, we also issued stock as payment of awards under our Retention Plan (as defined below), which vested on the closing of our initial public offering.

Named Executive Officers

Our named executive officers for 2014 set forth in this proxy statement (the “Named Executive Officers”) are:

•	Julia P. Gregory, M.B.A., Chief Executive Officer

•	Michael Wittekind, Ph.D., Chief Scientific Officer

•	Barry Kappel, Ph.D, M.B.A., Senior Vice President, Business Development

•	David Huang, M.D., Ph.D., J.D., former Chief Medical Officer

Summary Compensation Table

We are an emerging growth company and have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly-compensated executive officers other than our principal executive officer. The table below sets forth the annual compensation earned during fiscal 2014 and 2013 by our Named Executive Officers.

Name and Principal Position			Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Julia P. Gregory, M.B.A.	2014		$475,000	$237,500	$331,504	(3)	$981,415		$31,564	$2,056,983
Chief Executive Officer	2013		$424,000	$142,788	$—		$193,992	(4)	$33,735	$794,515

Michael Wittekind, Ph.D.	2014		$313,000	$114,808	$142,415	(5)	$136,976		$31,564	$738,764
Chief Scientific Officer	2013		$313,000	$61,152	$—		$54,842	(6)	$33,735	$462,729

Barry Kappel, Ph.D.	2014		$270,000	$110,860	$142,415	(7)	$130,200		$31,564	$640,905
Sr. Vice President, Business Development

David Huang, M.D., Ph.D	2014	(8)	$310,017	$—	$250,810	(9)	$—		$7,209	$568,035
Chief Medical Officer	2013		$391,600	$49,588	$—		$141,803	(10)	$6,894	$589,885

(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards

Board Accounting Standard Codification, or ASC, Topic 718. See Note 2 to our financial statements included in our Annual Report on Form 10-K filed on March 26, 2015 regarding assumptions underlying the valuation of equity awards.
(2)	The amounts reported in the “All Other Compensation” column include, for each Named Executive Officer, the sum of the incremental cost to us of all perquisites and other personal benefits which are comprised of the dollar value of medical and life insurance costs paid by us on behalf of each of the Named Executive Officers.
(3)	Includes $231,504 pursuant to the vesting of an award on the closing of our initial public offering under our Retention Bonus Plan and $100,000 pursuant to the achievement of an award on the closing of our initial public under our 2014 Omnibus Incentive Plan.
(4)	Includes $57,931 representing the estimated fair value calculated with respect to an option exchange offer (the “Exchange Offer”) to purchase an aggregate of 67,142 shares of our common stock.
(5)	Pursuant to the vesting of an award on the closing of our initial public offering under our Retention Bonus Plan.
(6)	Includes $24,975 representing the estimated fair value calculated with respect to the Exchange Offer to purchase an aggregate of 29,142 shares of our common stock.
(7)	Pursuant to the vesting of an award on the closing of our initial public offering under our Retention Bonus Plan.
(8)	David Huang, M.D., Ph.D resigned from his position on October 15, 2014.
(9)	Includes $137,060 received pursuant to the terms of the separation agreement and $113,750 pursuant to the vesting of an award on the closing of our initial public offering under our Retention Bonus Plan.
(10)	Includes $33,336 representing the estimated fair value calculated with respect to the Exchange Offer to purchase an aggregate of 36,876 shares of our common stock pursuant.

Outstanding Option Awards

The following table sets forth information regarding outstanding stock options held by our Named Executive Officers as of December 31, 2014:

Name and Principal Position	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($/share)	Option expiration date
Julia P. Gregory.	67,142	—		3.50	8/10/2022
Chief Executive Officer	29,285	29,286	(1)	3.50	2/26/2023
	85,714	257,143	(2)	4.27	4/28/2024

Michael Wittekind, Ph.D.	13,714	6,857	(3)	3.50	3/31/2022
Chief Scientific Officer	8,571	—		3.50	8/10/2022
	6,428	6,429	(1)	3.50	2/26/2023
	5,357	16,071	(4)	4.27	4/28/2024
	10,000	30,000	(5)	2.91	10/28/2024

Barry Kappel, Ph.D., M.B.A.	9,285	—		3.50	4/15/2020
Senior Vice President,	3,571	—		3.50	9/1/2020
Business Development	2,857	—		3.50	11/1/2020
	7,142	—		3.50	2/8/2021
	11,428	—		3.50	10/3/2021
	1,894	—		3.50	10/3/2021
	2,857	2,857	(1)	3.50	2/26/2023
	4,017	—		3.50	2/26/2023
	3,571	10,714	(6)	4.27	3/21/2024
	4,464	13,393	(4)	4.27	4/28/24
	5,000	15,000	(7)	2.89	12/4/2024

David Huang, M.D., Ph.D.	8,305	—		3.50	10/15/2016
Chief Medical Officer	28,571	—		3.50	10/15/2016
	23,346	—		3.50	10/15/2016

(1)	25% of the shares underlying the option vested on January 1, 2013 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.

(2)	25% of the shares underlying the option vested on April 1, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(3)	This option vests over three years, with 34% of the shares underlying the option vesting on April 1, 2013 (the first anniversary of the date of grant) and 33% of the shares underlying the option vesting annually thereafter.
(4)	25% of the shares underlying the option vested on April 29, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(5)	25% of the shares underlying the option vested on October 28, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(6)	25% of the shares underlying the option vested on February 24, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(7)	25% of the shares underlying the option vested on December 4, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.

Employment Agreements

Julia P. Gregory

On April 29, 2014, we entered into an employment agreement with Julia Gregory, our current Chief Executive Officer, for a period of one year beginning on April 1, 2014 (the “CEO Agreement”). The CEO Agreement will automatically renew for an additional one-year term unless we or Ms. Gregory elect to terminate the CEO Agreement at the expiration of the initial one-year term. During the term of the CEO Agreement, Ms. Gregory will be paid an annual base salary of $475,000, retroactive to January 1, 2014, and will be eligible to earn an annual performance bonus in an amount up to $237,500 for each calendar year. In connection with the execution of the CEO Agreement, Ms. Gregory was granted a stock option covering 342,857 shares, which vest in equal quarterly installments over a period of three years. In the event that Ms. Gregory ceases to serve as Chief Executive Officer but remains employed by us in another capacity, she will forfeit any unvested portion of the options granted to her in connection with the execution of the CEO Agreement. Due to the fact that we raised more than $20,000,000 in cash and investments during calendar year 2014, Ms. Gregory earned a bonus of $100,000 with which she elected to purchase fully-vested shares of common stock, net of applicable withholdings. Ms. Gregory was also appointed to the board of directors in April, 2014. Ms. Gregory currently holds 50,282 shares of common stock, options to purchase an aggregate of 771,970 shares of common stock and a warrant to purchase 5,539 shares of common stock.

In the event that Ms. Gregory is terminated without cause or resigns for good reason, she is eligible to receive severance consisting of: (i) 18 months of base salary continuation and payment of an annual bonus, the amounts of which vary based upon the time and form of termination; (ii) 18 months of deemed vesting acceleration for outstanding options granted to Ms. Gregory during the period she was serving as our Chief Financial Officer; (iii) with respect to the options granted to Ms. Gregory in connection with the execution of the CEO Agreement, accelerated vesting of such portion of the option that would become vested through March 31 of the year following the year in which the termination occurs; and (iv) 12 months of COBRA coverage for Ms. Gregory and her eligible dependents.

For a termination without cause or resignation for good reason that occurs on or following April 1, 2015, Ms. Gregory’s base salary will be continued for 18 months at the rate of $475,000 and she will be eligible to receive an annual bonus in an amount up to $237,500. For a termination without cause or a resignation for good reason that occurs prior to April 1, 2015, Ms. Gregory’s base salary will be continued at the rate of $475,000 from the date of termination through March 31, 2015, and at a rate of $424,000 for the remainder of the 18-month severance period. In addition, Ms. Gregory will be eligible to receive an annual bonus of up to $237,500 or, solely in the event that Ms. Gregory resigns for good reason due to our election not to renew the CEO Agreement at the expiration of the initial one-year term, a bonus of no less than $118,750 and up to $237,500. Any severance payments due to Ms. Gregory are subject to her executing and not revoking a release of claims.

Ms. Gregory is subject to non-competition and non-solicitation provisions during the term and for one year following any termination of employment.

Michael Wittekind, Ph.D.

In March 2012, we entered into a three-year employment agreement with Dr. Wittekind, to serve, at will, as Chief Scientific Officer. After the three-year period, the agreement renews for successive one year terms unless terminated by either party. Dr. Wittekind currently receives an annual base salary of $330,215 and is eligible to receive an annual bonus equivalent to 35% of his annual salary payable in cash. Dr. Wittekind currently holds 17,893 shares of common stock and options to purchase an aggregate of 218,427 shares of common stock.

In the event Dr. Wittekind is terminated without cause or resigns for good reason, he is eligible for severance payments equal to 12 months of base salary continuation, payable in installments over 12 months. Any severance payment is subject to Dr. Wittekind’s executing and not revoking a release of claims. Dr. Wittekind is subject to non-competition and non-solicitation provisions during the term of his agreement and for one year following termination.

Barry Kappel, Ph.D., M.B.A.

In October, 2009, we entered into a three-year employment agreement with Dr. Kappel, to serve, at will, as Head, Business Development. After the three-year period, the agreement would renew for successive one year terms unless terminated by either party. In February, 2014, Dr. Kappel’s title changed to Senior Vice President, Business Development. Dr. Kappel currently receives an annual base salary of $270,000 and is eligible to receive an annual bonus equivalent to 30% of his annual salary payable in cash. Dr. Kappel currently holds 14,032 shares of common stock, options to purchase an aggregate of 148,050 shares of common stock and warrants to purchase an aggregate of 2,250 shares of common stock.

In the event Dr. Kappel is terminated without cause or resigns for good reason, he is eligible for severance payments equal to 18 months of base salary continuation plus bonus, payable in one lump sum. Dr. Kappel is subject to non-competition and non-solicitation provisions during the term of his agreement and for one year following termination

David Huang, M.D., Ph.D.

In June 2011, we entered into a four-year employment agreement with Dr. Huang, to serve, at will, as Chief Medical Officer. Mr. Huang resigned from this position on October 15, 2014. Dr. Huang received an annual base salary of $391,600 and was eligible to receive an annual bonus equivalent to 35% of his annual salary. Dr. Huang resigned from his position on October 15, 2014. All unvested portions of outstanding stock option grants were immediately forfeited. Dr. Huang currently holds 23,901 shares of common stock and options to purchase an aggregate of 60,222 shares of common stock. Dr. Huang’s remaining options are exercisable until October 15, 2016. Dr. Huang is subject to non-competition and non-solicitation provisions for one year following the termination of his employment with us.

Equity and Other Compensation Plans

The three equity incentive plans described in this section are the 2008 Equity Incentive Plan (the “2008 Plan”), the Amended and Restated 2008 Equity Incentive Plan (the “Amended 2008 Plan”), and the 2014 Omnibus Incentive Plan (the “2014 Plan”).

Amended and Restated 2008 Equity Incentive Plan

Our Amended 2008 Plan was adopted by our board of directors in February 2013. We do not intend to make further grants under our Amended 2008 Plan, but the Amended 2008 Plan will continue to be administered until all awards thereunder are exercised or expire. The Amended 2008 Plan provided us with the flexibility to use restricted stock, stock options and other awards based on the Company’s common stock as part of an overall compensation package to provide performance-based compensation to attract and retain qualified personnel. We believe that awards under our Amended 2008 Plan served to broaden the equity participation of key employees and others and further link the long-term interests of management and stockholders.

Prior to the registration of securities issuable pursuant to the Amended 2008 Plan following our initial public offering, we issued awards under the Amended 2008 Plan pursuant to applicable exemptions from the registration or qualification requirements of the Securities Act and the applicable state securities laws. In connection with any such exempt issuance prior to our initial public offering, the board of directors was permitted to require the recipients to provide a written representation and undertaking to the Company, satisfactory in form and scope to us, that such recipient was acquiring such awards and underlying securities for such recipient’s own account as an investment and not with a view to, or for sale in connection with, the distribution of any securities, and that such person would make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act and other applicable law, and that if securities were issued without registration, a legend to that effect may have been endorsed upon the securities so issued, and to the effect of any additional representations that were appropriate in light of applicable securities laws and rules. We were also permitted to order our transfer agent to stop transfers of such shares.

Available Shares

There are 2,138,883 stock options currently outstanding which were granted under our Amended 2008 Plan. On the closing of our initial public offering, there remained 118,649 shares of our common stock reserved for issuance under the Amended 2008 Plan, all of which have been transferred to the 2014 Plan. Accordingly, there are no shares available for issuance under the Amended 2008 Plan as of the date of this proxy statement. If an Award granted under the Amended 2008 Plan expires, is cancelled, or terminates, the shares subject to any portion of the award that expires, is cancelled, or terminates without having been exercised or paid, as the case may be, will again become available for the issuance under the 2014 Plan.

Administration

The Amended 2008 Plan is administered by our board of directors, in its sole discretion. The board of directors, may from time to time, appoint a committee to administer the Amended 2008 Plan and exercise all powers, authority and discretion of the board of directors thereunder and make all other determinations that it deems necessary or appropriate in connection with the Amended 2008 Plan or the administration or interpretation thereof. This committee shall consist of not less than two directors. We do not intend to make further grants under the Amended 2008 Plan.

Eligibility and Types of Awards

Employees, directors and officers of the Company or of any Affiliated Entity (as such term is defined in the Amended 2008 Plan), and consultants and advisors who rendered bona fide services to the Company or any Affiliated Entity not in connection with capital-raising were eligible to be granted awards under our Amended 2008 Plan. Our Amended 2008 Plan provided for the grant of NSOs, performance awards, restricted stock awards, stock appreciation rights, stock bonuses, phantom stock and other forms of equity compensation to our employees, directors and consultants.

Termination of Service

Awards will be exercisable by a recipient (or the recipient’s successor in interest) following such recipient’s termination of service for any reason other than Cause (as defined in the Amended 2008 Plan) for a period of two years and only to the extent that installments thereof had become exercisable on or prior to the date of such termination.

Change in Control

Upon a Change in Control (as defined in the Amended 2008 Plan), all outstanding options will vest and become immediately exercisable in full, the restrictions on all shares of restricted stock, phantom stock or other stock-based awards shall lapse immediately and all performance goals or other vesting criteria of performance-based shares shall be deemed to be met and payment made immediately.

2008 Equity Incentive Plan

There are 99,611 stock options currently outstanding which were granted under our 2008 Plan. The 2008 Plan and the Amended 2008 Plan are substantially similar except as noted below.

Termination of Service

The 2008 Plan allows for awards that have become exercisable to be exercisable by the recipient for a period lasting until the tenth anniversary of the grant date.

2014 Omnibus Incentive Plan

Our board of directors adopted our 2014 Omnibus Incentive Plan, or the 2014 Plan, on April 29, 2014. Our stockholders approved the 2014 Plan in June 2014. The 2014 Plan became effective immediately upon the signing of the underwriting agreement for our initial public offering. The 2014 Plan will terminate on April 28, 2024, unless sooner terminated by our board of directors. Our 2014 Plan provides for the grant of ISOs to our employees and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, performance-based cash awards and other forms of equity compensation to our employees, directors and consultants. Additionally, our 2014 Plan provides for the grant of performance cash awards to our employees, directors and consultants.

Authorized shares

The maximum number of shares of our common stock that may be issued under our 2014 Plan will consist of (i) 690,078 shares of common stock; and (ii) the shares of our common stock subject to awards granted under the Amended 2008 Plan that expire or terminate for any reason prior to exercise or settlement, are forfeited because of the failure to vest in those shares, or are otherwise reacquired or withheld to satisfy a tax withholding obligation in connection with such awards if, as, and when such shares are subject to such events, which aggregate number of shares will not exceed 1,214,285 shares. This limitation on the number of shares available for issuance under the 2014 Plan is subject to an automatic increase on January 1 of each year, ending on and including January 1, 2024, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. On January 1, 2015, 808,690 additional shares of our common stock became available for issuance under the 2014 Plan, increasing the total shares of common stock reserved under the 2014 Plan to 1,380,119, of which 648,591 remain available for issuance as of the date of this Proxy Statement. There are 850,178 stock options currently outstanding which were granted under the 2014 Plan.

The maximum number of shares that may be issued upon the exercise of ISOs under our 2014 Plan is 714,285 (subject to adjustment to reflect any split of our common stock).

Shares issued under our 2014 Plan include authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2014 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2014 Plan. Additionally, shares issued pursuant to stock awards under our 2014 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under our 2014 Plan.

Administration

Our board of directors, or a duly authorized committee of our board of directors, will administer our 2014 Plan. Our board of directors may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards, and (ii) determine the number of shares of our common stock to be subject to such stock awards. Subject to the terms of our 2014 Plan, the board of directors has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements.

The board of directors has the power to modify outstanding awards under our 2014 Plan. The board of directors has the authority to reprice any outstanding option or stock appreciation right, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Section 162(m) limits

At such time as is necessary for compliance with Section 162(m) of the Code regarding the tax deductibility of compensation expense, no participant may be granted stock awards covering more than 714,285 shares of our common stock (subject to adjustment to reflect any split of our common stock) under our 2014 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. Additionally, no participant may be granted in a calendar year a performance stock award covering more than 714,285 shares of our common stock (subject to adjustment to reflect any split of our common stock) or a performance cash award having a maximum value in excess of $5,000,000 under our 2014 Plan. These limitations are intended to give us the flexibility to grant compensation that will not be subject to the $1,000,000 annual limitation on the income tax deductibility imposed by Section 162(m) of the Code.

Performance awards

We believe our 2014 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility imposed by Section 162(m) of the Code. Our compensation committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. However, we retain the discretion to grant awards under the 2014 Plan that may not qualify for full deductibility.

Our Compensation Committee may establish performance goals by selecting from one or more performance criteria, including:

•	initiation of phases of clinical trials and/or studies by specified dates;

•	patient enrollment rates;

•	budget management;

•	regulatory body approval with respect to products, studies and/or trials;

•	achievement of specified regulatory milestones;

•	completion of research projects resulting in clinical candidates;

•	completion of patent applications of patent issuances;

•	achievement of specified research project or intellectual property milestones;

•	implementation or completion of corporate projects or processes;

•	stock price or stock price performance;

•	earnings or other specified earnings-related measurements;

•	operating income or other specified profit measurements;

•	total stockholder return;

•	return on equity or average stockholders’ equity;

•	return on assets, investment, or capital employed;

•	margin (including gross margin);

•	operating cash flow or cash flow per share;

•	sales or revenue targets;

•	expenses and cost reduction goals;

•	improvement in or attainment of working capital levels;

•	capital expenditures;

•	employee retention; and

•	to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

Corporate transactions

Our 2014 Plan provides that in the event of certain specified significant corporate transactions, as defined under our 2014 Plan, each outstanding award will be treated as the administrator determines. The administrator may (i) arrange for the assumption, continuation or substitution of a stock award by a successor corporation, (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation, (iii) accelerate the vesting, in whole or in part, of the stock award and provide for its termination prior to the transaction and arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us or (iv) cancel the stock award prior to the transaction in exchange for a cash payment, if any, determined by our board of directors. The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

Plan amendment or termination

Our board of directors has the authority to amend, suspend, or terminate our 2014 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2014 Plan.

Retention Bonus Plan

We adopted the ContraFect Corporation Retention Bonus Plan (the “Retention Plan”) in order to reward and retain our key employees, including our Named Executive Officers.

Under the Retention Plan, participants vested in and became eligible to receive awards equal to a fixed dollar amount (the “Award Amount”), upon the earliest to occur of any of the following events: (i) the initial public offering; (ii) a Change of Control (as defined in the Retention Plan); (iii) May 31, 2015; and (iv) a participant’s termination of employment due to death or Disability (as defined in the Retention Plan) (each such event, a “Payment Event”). If a Payment Event did not occur prior to our initial public offering, participants who were employed by us upon the closing of our initial public offering were eligible to receive a payment in an amount equal to 1.82 times each participant’s Award Amount. Awards under the Retention Plan were paid in connection with our initial public offering. When the participant’s Award Amount was paid in shares of our common stock, a lump sum cash payment in respect of any fractional shares was also paid. Certain awards were paid in cash.

Participants whose employment was terminated for any reason other than death or Disability immediately forfeited their award under the Retention Plan. Payment of Award Amounts was to occur within 60 days following the applicable Payment Event and awards were paid on April 1, 2014. Participants received an award agreement setting forth each participant’s Award Amount and additional terms and conditions. The board of directors, or a committee thereof, administered the Retention Plan.

We granted $532,700 in total Award Amounts to participants in the Retention Plan. On September 11, 2014, the Company issued 133,109 shares of its common stock, net of shares withheld for tax obligations, in payment of the grants. There are no grants outstanding under the Retention Plan as of the date of this Proxy Statement.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate beginning on the first day of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $17,500 in 2013 and 2014, and have the amount of the reduction contributed to the 401(k) plan.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

•	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with certain of our directors, and we intend to enter into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Director Compensation

Our non-employee directors are compensated on annual basis for their services on the board of directors as follows:

•	each non-employee director receives an annual cash retainer of $40,000;

•	each non-employee director receives an annual stock option grant to purchase 15,000 shares of our common stock, generally granted on or about the Annual Meeting Date;

•	the Chairman of the board of directors, each Chairman of a committee of the board of directors or a member of a committee of the board of directors, receives additional cash compensation as follows:

•	Chairman of the board of directors receives an additional annual retainer of $20,000;

•	Chairman of the Audit Committee receives an additional annual retainer of $15,000;

•	Chairman of the Compensation Committee receives and additional annual retainer of $10,000;

•	Chairman of each of the Science and Technology Committee and the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500; and

•	member of the Compensation Committee, Science and Technology Committee or the Nominating and Corporate Governance Committee—with respect to each such membership, an additional annual retainer of $5,000; member of the Audit Committee receives an additional annual retainer of $7,500.

•	each non-employee director receives an initial stock option grant to purchase 28,571 shares of our common stock upon being appointed to the board, granted as soon as reasonably practicable following the director’s appointment.

We generally grant stock options to our non-employee directors in the first quarter of each fiscal year in recognition of their annual service on our board of directors. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service on our board of directors. The stock options vest as to 25% of the original number of shares underlying such options at the beginning of each calendar quarter.

The initial stock options granted to non-employee directors upon joining the board have an exercise price equal to fair market value on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service. The initial option grant vests 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant.

Each member of our board of directors is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he serves.

In April 2014, Dr. Pomerantz, Mr. Low and Dr. Otto were elected to the board of directors. Each was granted an initial stock option grant to purchase 28,571 shares of our common stock and received a pro-rated portion of the annual cash retainer. In addition, Mr. Low was elected to serve as the chairman of the Audit Committee, for which he received an additional $15,000 cash retainer, pro-rated based upon the date of his appointment. Dr. Pomerantz was elected to serve as the chairman of the Science and Technology Committee, for which he received an additional $7,500 cash retainer, pro-rated based on the date of his appointment. In addition, Dr. Pomerantz was elected to serve as Vice Chairman of the board of directors, for which he received an additional $10,000 cash retainer, pro-rated based on the date of his appointment and a stock option grant to purchase 20,000 shares of our common stock.

Ms. Gregory was elected to our board of directors in April 2014. She does not receive additional compensation for her services as a board member.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2014 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(5)(7)	Other Compensation ($)		Total ($)
Sol Barer, Ph.D.	$102,500	(2)	$38,514	$—		$141,014
Roger Pomerantz, M.D., F.A.C.P.	$44,375		$129,276	$—		$173,651
Isaac Blech.	$85,000	(2)	$38,514	$—		$123,514
David N. Low, Jr.	$41,250		$81,783	$—		$123,033
Michael J. Otto, Ph.D.	$33,750		$81,783	$—		$115,533
David Scheinberg, M.D., Ph.D.	$80,000	(3)	$38,514	$—		$118,514
Cary Sucoff.	$40,000		$38,514	$50,000	(6)	$128,514
Shengda Zan	$55,000	(4)	$38,514	$—		$93,514
Sir Richard Sykes, FRS (1).	$36,250	(3)	$38,514	$—		$74,764

(1)	Resigned from the position of director on April 3, 2014. All unvested portions of outstanding stock option grants were immediately forfeited.
(2)	Includes $27,500 paid for service as a board member in 2013.
(3)	Includes $22,500 paid for service as a board member in 2013.
(4)	Includes $15,000 paid for service as a board member in 2013.
(5)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note [ ] to our financial statements included in our Annual Report on Form 10-K filed on [ ] regarding assumptions underlying the valuation of equity awards.
(6)	Represents the final payment of compensation received under a consulting agreement we entered into with Mr. Sucoff in January of 2012.

(7)	The following table shows the outstanding option awards for each director as of December 31, 2014:

Name	Total Outstanding Stock Option Awards	Average Option Exercise Price ($/share)	Total Fair Value ($)
Sol Barer, Ph.D.	147,854	$3.61	$153,242
Roger Pomerantz, M.D., F.A.C.P.	53,571	$4.21	$143,481
Isaac Blech	147,853	$3.61	$151,184
David N. Low, Jr.	33,571	$4.32	$95,988
Michael J. Otto, Ph.D.	33,571	$4.32	$95,988
David Scheinberg, M.D., Ph.D.	87,853	$4.59	$131,000
Cary Sucoff	104,995	$3.66	$134,884
Shengda Zan	76,427	$3.72	$145,576

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date as to the shares of the common stock beneficially owned by:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our outstanding shares of common stock.

Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. The percentage of common stock beneficially owned is based on [ ] shares outstanding as of the Record Date. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable with 60 days of the date of this proxy are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person or entity identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such person or entity. Except as otherwise set forth below, the address of the beneficial owner is c/o ContraFect Corporation, 28 Wells Avenue, 3rd Floor, Yonkers, New York 10701.

	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Ernest W. Moody Revocable Trust (1)	2,500,000	11.5
David E. Smith (2)	1,591,565	7.5
Alpha Spring Limited (3)	1,519,994	7.5
Robert C. Nowinski, Ph.D. (5)	1,146,100	5.4

Directors and Named Executive Officers:
Sol Barer, Ph.D. (4)	1,363,174	6.6
Isaac Blech (6)	1,424,899	7.0
David N. Low, Jr. (7)	65,943	*
Michael J. Otto, Ph.D (8)	15,536	*
Roger J. Pomerantz, M.D. F.A.C.P. (9)	35,536	*
David Scheinberg, M.D., Ph.D. (10)	105,587	*
Cary Sucoff (11)	171,242	1.2
Shengda Zan (12)	1,571,240	7.7
Julia P. Gregory (13)	357,281	1.7
Michael Wittekind, Ph.D. (14)	84,579	*
Barry Kappel, Ph.D. (15)	84,956	*
David Huang, M.D., Ph.D. (16)	84,123	*
All current directors and executive officers as a group (15 persons) (16)	5,483,435	24.7

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Based solely on a Schedule 13G filed with the SEC on December 9, 2014. The address for the Ernest W. Moody Revocable Trust is 2116 Redbird Drive, Las Vegas, NV 89134. Consists of shares of common stock and shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(2)	Based solely on a Schedule 13G filed with the SEC on February 27, 2015. The address for David E. Smith is 11150 Santa Monica Boulevard, Los Angeles, CA 90026. Consists of shares of common stock and shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. David E. Smith is the President and managing general partner of Coast Offshore Management (Cayman), Ltd. Coast Offshore Management (Cayman), Ltd. is the sole member of the Coast Fund L.P. and Shamus, LLC. David E. Smith has sole investment and voting power over 341,565 shares of common stock. David E. Smith, Shamus, LLC, the Coast Fund L.P., Coast Offshore Management (Cayman), Ltd. have shared investment and voting power over 1,250,000 shares of common stock.

(3)	The address for Alpha Spring Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Consists of (a) 1,337,036 shares of common stock and (b) 182,958 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Mr. Zan, a member of our board of directors, is the sole director of Alpha Spring Limited.
(4)	Consists of (a) 775,932 shares of common stock and (b) 587,242 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(5)	Consists of (a) 189,671 shares of common stock and (b) 956,429 shares of common stock underlying options that are exercisable as of the Record Date. All of the shares of common stock owned by Dr. Nowinski have been pledged as security. Pursuant to the pledge agreement, Dr. Nowinski has the power to vote or direct the voting of the shares.
(6)	Consists of (a) 1,280,796 shares of common stock and (b) 144,103 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(7)	Consists of (a) 30,550 shares of common stock and (b) 35,393 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(8)	Consists of 15,536 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(9)	Consists of 35,536 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(10)	Consists of (a) 15,770 shares of common stock and (b) 89,817 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(11)	Consists of 171,242 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(12)	Consists of (a) 1,337,036 shares of common stock and (b) 234,204 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(13)	Consists of (a) 38,504 shares of common stock and (b) 306,999 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(14)	Consists of (a) 17,893 shares of common stock and (b) 66,686 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(15)	Consists of (a) 14,032 shares of common stock and (b) 70,924 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(16)	Consists of (a) 23,901 shares of common stock and (b) 60,222 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(17)	Consists of (a) 3,571,283 shares of common stock and (b) 1,912,152 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Our Directors

Mr. Sucoff, one of our directors, owns and operates Equity Source Partners, LLC (“ESP”), which acted as a placement agent in connection with offerings of our Series A preferred stock in 2009 and 2010, and in connection therewith, Mr. Sucoff and designees of ESP received warrants to purchase an aggregate of 96,425 shares of our common stock. The warrants issued for services as a placement agent had an aggregate estimated fair value at issuance of $55,907 and were recorded as a reduction in the proceeds of the related offering. Mr. Sucoff has received options and warrants to purchase an aggregate of 42,855 shares of our common stock, with an aggregate estimated fair value at the time of issuance of $49,178, for his services as a consultant. Mr. Sucoff has also been granted options to purchase an aggregate of 76,425 shares of our common stock, with an aggregate estimated fair value at the time of grant of $101,255, for his services as a member of our board of directors.

In January of 2012, we entered into a three year consulting agreement with Mr. Sucoff providing for total consideration of $250,000 and warrants to purchase 42,855 shares of our common stock. Mr. Sucoff agreed to provide professional consultation services regarding matters relating to financing. During 2012, we paid $100,000 and issued a warrant to purchase 14,285 shares of our common stock under the agreement. During 2013, we paid $75,000 and issued a stock option grant, instead of a warrant, to purchase 14,285 shares of our common stock under the agreement. In 2014, the board of directors approved a final payment of $50,000, which was paid in August 2014. The agreement is now expired.

In 2011, Dr. Scheinberg, one of our directors, purchased 30,000 shares of Series C preferred stock for a total of $99,000, which automatically converted into 10,963 shares of our common stock upon the closing of our initial public offering. Dr. Scheinberg received a warrant to purchase 5,714 shares of our common stock in connection with this investment. Dr. Scheinberg has received options to purchase an aggregate of 90,710 shares of our common stock, with an aggregate estimated fair value at the time of grant of $131,000, for his services as a member of our board of directors.

Mr. Blech, one of our directors, through four trusts, purchased an aggregate of 2,392,532 shares of Series B and Series C preferred stock, for a total of $6.5 million, which together, automatically converted into 1,087,853 shares of our common stock upon the closing of our initial public offering. Such trusts also own an aggregate of 171,427 additional shares of our common stock, which were purchased for a total of $120,000, pursuant to the exercise of warrants issued to them in connection with the purchase of Series B preferred stock. Mr. Blech has been granted options to purchase an aggregate of 76,425 shares of our common stock, with an aggregate estimated fair value at the time of grant of $105,529, for his services as a member of our board of directors. Mr. Blech has also been granted options to purchase 71,428 shares of our common stock, with an aggregate estimated fair value at the time of grant of $45,660, for his previous services to the Company.

In June 2013 and March 2014, Dr. Barer, one of our directors, purchased a total of $2.0 million principal amount of our Convertible Notes due 2015, at face value, and received related warrants. Upon the closing of our initial public offering, such Convertible Notes due 2015, together with any accrued and unpaid interest thereon, were automatically converted into 681,752 shares of our common stock. Additionally, Dr. Barer holds warrants to purchase an additional 443,138 shares of common stock at $3.00 per share.

In March 2014, Ms. Gregory, our Chief Executive Officer, purchased $25,000 principal amount of our Convertible Notes due 2015, at face value, and received related warrants. Upon the closing of our initial public offering, such Convertible Notes due 2015, together with any accrued and unpaid interest thereon, was automatically converted into 8,521 shares of our common stock. Additionally, Ms. Gregory holds a warrant to purchase an additional 5,539 shares of common stock at $3.00 per share.

In June 2014, Mr. Low, one of our directors, purchased $90,000 principal amount of our Convertible Notes due 2015, at face value, and received related warrants. Upon the closing of our initial public offering, such

Convertible Notes due 2015, together with any accrued and unpaid interest thereon, was automatically converted into 30,550 shares of our common stock. Additionally, Mr. Low holds a warrant to purchase an additional 19,857 shares of common stock at $3.00 per share.

In June 2014, Alpha Spring Limited, an entity affiliated with Mr. Zan, one of our directors, purchased $831,350 principal amount of our Convertible Notes due 2015, at face value, and received related warrants. Upon the closing of our initial public offering, such Convertible Notes due 2015, together with any accrued and unpaid interest thereon, was automatically converted into 281,474 shares of our common stock. Additionally, Alpha Spring Limited holds a warrant to purchase an additional 182,958 shares of common stock at $3.00 per share.

Indemnification Agreements

We have entered into indemnity agreements with each of our directors and executive officers in which we agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Company or any of its subsidiaries. We maintain insurance policies for director and officer liability providing for maximum coverage in the amount of $20 million.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 (or for so long as we are a smaller reporting company, if 1% of the average of our total assets at the end of the last two fiscal years is less than $120,000, such lesser amount) and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

Company management is responsible for determining whether a transaction meets the requirements of a related person transaction requiring review under the related person transaction policy. If review is deemed to be required under the policy, it is the responsibility of the Audit Committee to review related person transactions and approve, ratify, revise or reject related person transactions. The Audit Committee will consider all relevant facts and circumstances and will only ratify those transactions that are in our best interests. If a related party transaction involves a related person who is a director or immediate family member of a director, such director may not participate in the deliberations or vote respecting such transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers such transaction. If management determines it is impractical or undesirable to wait until an Audit Committee meeting to consummate a transaction with a related person, the chairperson of the Audit Committee may approve the transaction with the related person. Any such approval must be reported to the Audit Committee at the next regularly scheduled meeting.

The following transactions involving related persons are pre-approved under the related party transaction policy:

•	any employment by us of an executive officer, if: (i) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	any compensation or benefits paid to a director for service as a director, as long as the Board has approved such compensation or benefits;

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s total annual revenues;

•	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of $250,000 or 2 percent of the charitable organization’s total annual receipts;

•	any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis (e.g., dividends);

•	any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

We did not have a written policy regarding the review and approval of related person transactions prior to our initial public offering. Nevertheless, with respect to such transactions, it was our policy for our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the board of directors, which is reviewed at least annually. A copy of the Audit Committee Charter is available on the Corporate Governance page of our website at http://investors.contrafect.com. The members of the Audit Committee are Messrs. David N. Low Jr. (Chairman) Isaac Blech and Dr. Roger Pomerantz, M.D., F.A.C.P., each of whom meets the independence standards established by NASDAQ and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the board of directors and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the 2014 Annual Report on Form 10-K with our management and our independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Auditing Standard No. 16, “Communication with Audit Committees,” and as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004 and approved by the SEC in Release No. 34-68453. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence from us.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

David N. Low, Jr. (Chairman)

Isaac Blech

Roger Pomerantz, M.D., F.A.C.P.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% common stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file. Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended December 31, 2014, all filing requirements were complied with in a timely fashion.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board

/s/ NATALIE BOGDANOS
Natalie Bogdanos General Counsel & Corporate Secretary

Our 2014 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of the Record Date, the stockholder was entitled to vote at the Annual Meeting.

PROXY

CONTRAFECT CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting on May 4, 2015

The undersigned hereby constitutes and appoints Dr. Sol Barer, Chairman of the Board and Ms. Julia P. Gregory, Chief Executive Officer (each, a “Proxy” and together, the “Proxies”), and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of stockholders of ContraFect Corporation to be held at the offices of Shearman & Sterling LLP located at 599 Lexington Ave, New York, NY 10022 on May 4, 2015, at 10:00 and at any postponement or adjournment thereof, on all matters coming before said meeting.
Copies of the 2015 Proxy Statement and the 2014 Annual Report to stockholders are also available online at http://www.astproxyportal.com/ast/19556.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

☐ Please mark votes as in this example.

2015 Annual Meeting – May 4, 2015

The board of directors recommends a vote FOR all the director nominees listed below and FOR Proposal 2.

1.	Election of directors:

	01 – Sol Barer, Ph.D.	☐ FOR	☐ WITHHOLD
	02 – Isaac Blech	☐ FOR	☐ WITHHOLD
	03 – Julia P. Gregory, M.B.A.	☐ FOR	☐ WITHHOLD
	04 – David N. Low, Jr.	☐ FOR	☐ WITHHOLD
	05– Michael J. Otto, Ph.D.	☐ FOR	☐ WITHHOLD
	06 – Roger Pomerantz, M.D., F.A.C.P.	☐ FOR	☐ WITHHOLD
	07 – David A. Scheinberg, M.D., Ph.D.	☐ FOR	☐ WITHHOLD
	08 – Cary W. Sucoff	☐ FOR	☐ WITHHOLD
	09 – Lawrence Yuan Tian, Ph.D.	☐ FOR	☐ WITHHOLD

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting.  ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date	Signature	Date